Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 7 of Form S-1 of Laureate Education, Inc. of our report dated March 25, 2016, except for the manner in which the Company classifies deferred financing costs as discussed in Note 2 as to which the date is May 20, 2016 and except for the change in composition of reportable segments discussed in Note 6 as to which the date is December 14, 2016 and except for the reverse stock split described in Note 1 as to which the date is January 31, 2017 relating to the financial statements and financial statement schedule which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 31, 2017